Exhibit 19.1
FARADAY FUTURE INTELLIGENT ELECTRIC INC.

INSIDER TRADING AND CONFIDENTIALITY POLICY

This Policy confirms procedures which employees, directors, independent contractors and consultants (“you”) of Faraday Future Intelligent Electric Inc., including its controlled affiliates (“FFIE” or the “Company”) must follow. This policy is subject to modification from time to time as the Company’s Board of Directors (the “Board”) deems necessary or advisable. In this policy, “FFIE” the “Company,” “we,” “us” and “our” refer to Faraday Future Intelligent Electric Inc. and its subsidiaries, unless the context otherwise requires.

1.Prohibition Against Trading on Material Nonpublic Information

During the course of your service at FFIE, you may become aware of material nonpublic information. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Company securities would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples of “material” information include:

•financial results or internal financial information;
•projected sales, earnings, losses or other financial projections;
•significant changes or anticipated changes in operating or financial performance, such as major write-offs or special or extraordinary charges against earnings or capital;
•a significant expansion or curtailment of operations;
•major changes in lines of business, including significant new services or products;
•significant pricing changes;
•significant developments regarding customers or suppliers, such as entry into or termination of a significant agreement;
•changes in control;
•matters relating to cash dividends, stock repurchases or stock splits;
•a change in dividend policy;
•stock buybacks;
•significant financing transactions or borrowings, such as a significant drawdown on a credit facility or a securities offering;
•major transactions, such as mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets;
•major litigation, expected major litigation and related developments;
•significant internal or external investigations, including government investigations, and related developments;
•capital investment plans or significant capital expenditures;
•significant labor disputes or significant hiring freezes;
•change in the auditor or a significant notification from an auditor;

Exhibit 19.1
•major changes in directors or senior management;
•impending bankruptcy or financial liquidity problems;
•significant cybersecurity incidents or risks, including vulnerabilities and breaches; and
•deficiencies or related developments with respect to the Company’s trading market.

Note that this list is merely illustrative and not exhaustive.

“Nonpublic” information is any information which has not yet been disclosed generally to the marketplace. Information received about a company under circumstances which indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available; for example, issuance of a press release by the Company or announcement of the information in The Wall Street Journal or other news publication. Even after the Company has released information to the press or the information has been reported, at least one full Trading Day must elapse before you trade in the Company securities. For the purposes of this policy, a “Trading Day” shall mean any day on which the Nasdaq Stock Market (“Nasdaq”) is open for trading. For example, if the Company issues a press release containing material information at 6:00 p.m. on a Tuesday, and the Nasdaq is open for trading on Wednesday, persons subject to this policy shall not be permitted to trade in Company stock until Thursday. If the Company issues a press release containing material information at 6:00 p.m. on a Friday, and the Nasdaq is open for trading on Monday, persons subject to this policy shall not be permitted to trade in Company stock until Tuesday.

If you are aware of material nonpublic information regarding the Company you are prohibited from trading in Company securities, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed in Section 2 of this Policy. You also are prohibited from giving “tips” on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members and relatives, so that they may trade in Company securities. Furthermore, if you learn material nonpublic information about another company with which the Company does business, such as a supplier, customer or joint venture partner, or you learn that the Company is planning a major transaction with another company (such as an acquisition), you must not trade in the securities of either the Company or the other company until such information has been made public for at least one full Trading Day.

The policy against trading securities when in possession of material nonpublic information applies to all employees, directors, consultants and independent contractors of the Company (“Company Personnel”) as well as to family members in cases where such family member is (i) directed by such Company Personnel and/or (ii) subject to the influence or control of such Company Personnel, including entities over which company personnel and family members have influence or control. It also applies to former employees and directors and to family members who share their households.

Exhibit 19.1
Any exception or waiver to this policy may only be granted by our Global General Counsel (the “General Counsel”) or the Board of Directors, as appropriate. In no event can a waiver be granted that would run contrary to Section 1 of this policy, and any exception or waiver to this policy will require the affirmative representations that the requesting party does not possess any material nonpublic information regarding the Company or its subsidiaries or affiliates and understands that any exception or waiver will only be valid so long as such representation remains accurate. Furthermore, any exception or waiver granted must also comply with Section 4 of this policy.

1.Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information. It is the Company’s policy that employees and directors may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the employee or director would otherwise have been able to trade under Section 3 of this policy and (iii) with respect to any plan adopted by a Specified Person (as defined below) of the Company, adoption of the plan was expressly authorized by the Company’s Legal Department and the Executive Chairperson or her designee. Note that trades made pursuant to Rule 10b5-1 plans by Specified Persons must still be reported to the Company’s Legal Department pursuant to the second paragraph of Section 4 below.

1.Permitted Trading Periods for Non-Rule 10b5-1 Trades

Company executive officers and directors and all other employees, and family members of all of the above who share their households may only trade Company securities during the period commencing one full Trading Day following a release of quarterly results, and ending on the date that is ten Trading Days prior to the end of the subsequent quarter. Nonetheless, as mentioned above, no trade of Company securities may be made during these periods if the person covered by this policy possesses material nonpublic information which has not been disseminated in the public market for at least one full Trading Day.

From time to time, upon prior notice to the persons affected, the Company may impose event-specific special blackout periods during which persons subject to this Section 3 are prohibited from trading in Company securities.

The trading restrictions set forth in this Section 3 do not apply to any trades made pursuant to properly qualified, adopted and submitted Rule 10b5-1 trading plans.

1.Preclearance; Reporting Trades

In addition to complying with the prohibition on trading during scheduled and event- specific special blackout periods, the Company’s executive officers, directors, controller, vice president or above level employees, and such other employees as designated by the Company’s Legal Department (“Specified Persons”) must first obtain

Exhibit 19.1
pre-clearance from the Company’s Legal Department and the Executive Chairperson or her designee before engaging in any transaction in securities of the Company. A request for pre-clearance should be submitted to the Legal Department at least 48 hours in advance of the proposed transaction. If a proposed transaction receives pre-clearance, the pre-cleared trade must be effected within 48 hours of receipt of pre-clearance. If the person becomes aware of material nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed.

Transactions not effected within the time limit become subject to pre-clearance again. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in securities of the Company, and should not inform any other person of the restriction.

We require that all Specified Persons submit to the Company’s Legal Department and the Executive Chairperson or her designee a copy of any trade order or confirmation or similar communication relating to the purchase or sale of Company securities within one business day of any such transaction. This information is necessary to enable us to monitor trading by executive officers and directors and ensure that all such trades are properly reported. Your adherence to this policy is vital to your protection as well as the Company’s.

1.Hedging Transactions; Short Sales

Hedging transactions may insulate you from upside or downside price movement in Company stock which can result in the perception that you no longer have the same interests as the Company’s other stockholders. Accordingly, you and your family members who share your household may not enter into hedging or monetization transactions or similar arrangements with respect to Company stock, including the purchase or sale of options (puts or calls) or the use of any other derivative instruments and/or the contribution of Company securities into an exchange fund or swap fund.

In addition, you and your family members who share your household may not, under any circumstances, sell “short” the Company stock.

1.Margin Accounts and Pledging

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you may not hold Company securities in a margin account nor pledge Company securities as collateral for a loan.

1.Exercise of Company Stock Options

The trading restrictions set forth in Sections 1, 3 and 4 do not apply to the exercise of Company stock options (excluding broker-assisted cashless exercise of Company stock options).

Exhibit 19.1

1.Confidentiality

Serious problems could be caused for the Company and you by unauthorized disclosure of internal information about FFIE, whether or not for the purpose of facilitating improper trading in Company securities. Therefore, Company personnel should not discuss internal matters or developments with anyone outside of FFIE, except as required in the performance of regular job requirements.

This prohibition applies specifically (but not exclusively) to inquiries about the Company which may be made by customers (except for ordinary-course customer-sales representative discourse), the press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made in accordance with Company policy. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquiry to the Executive Chairperson or her designee.

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THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TRIPLE DAMAGES. EMPLOYEES, INDEPENDENT CONTRACTORS OR CONSULTANTS WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL OR TERMINATION OF ANY BUSINESS RELATIONSHIP FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM OUR EXECUTIVE CHAIRPERSON, HER DESIGNEE OR LEGAL DEPARTMENT. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

ACKNOWLEDGMENT

The undersigned acknowledges that he/she has read this Insider Trading and Confidentiality Policy and agrees to comply with the restrictions and procedures contained herein.

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